Exhibit 10.4

AMENDMENT No. 1

TO

BEIGENE, LTD. 2016 SHARE OPTION AND INCENTIVE PLAN

This Amendment No. 1 (the “Amendment”) to the BeiGene, Ltd. 2016 Share Option and Incentive Plan (the “Plan”) is effective as of the date this Amendment is approved by the Board of Directors of BeiGene, Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), as specified below.

Section 2(c) of the Plan is hereby deleted in its entirety and replaced with the following:

“(c) Delegation of Authority to Grant Awards.  Subject to applicable law, the Administrator, in its discretion, may delegate to the chairman of the Compensation Committee of the Board of Directors of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards.  Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer and/or Chief Financial Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting of Section 16 of the Exchange Act.  Any such delegation by the Administrator shall include a limitation as to the number of Shares underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the criteria for exercisability or vesting.  The Administrator may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.”

Except as provided above, the Plan shall remain in full force and effect without modification.

Date approved by the Board of Directors of the Company: September 27, 2017